UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Garner, Cam L.
   c/o Dura Pharmaceuticals, Inc.
   5880 Pacific Center Blvd.
   San Diego, CA  92121
   USA
2. Issuer Name and Ticker or Trading Symbol
   Dura Pharmaceuticals, Inc.
   DURA
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |2/12/9|S   | |35,000            |D  |$38.89     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/13/9|S   | |15,000            |D  |$39.30     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/18/9|S   | |9,000             |D  |$39.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/19/9|S   | |9,500             |D  |$39.00     |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/19/9|G(1)|V|1,500             |D  |N/A        |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/19/9|G(1)|V|1,000             |A  |N/A        |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/26/9|M   | |3,400             |A  |$3.63      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/26/9|M   | |2,543             |A  |$2.28      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/26/9|M   | |4,740             |A  |$3.00      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |2/26/9|M   | |2,940             |A  |$6.00      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |13,000             |I     |By Family Trust            |
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                           |      |    | |                  |   |           |3,000              |I     |ByMinorChildren            |
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                           |      |    | |                  |   |           |40,000             |D     |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$3.63   |2/26/|M   | |3,400      |D  |12/08|12/08|Common Stock|3,400  |       |0           |   |            |
(right to buy)        |        |97   |    | |           |   |/96* |/02  |            |       |       |            |   |            |
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                      |$2.28   |2/26/|M   | |2,543      |D  |8/10/|8/10/|Common Stock|2,543  |       |2,457       |D  |            |
                      |        |97   |    | |           |   |97*  |03   |            |       |       |            |   |            |
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                      |$3.00   |2/26/|M   | |4,740      |D  |11/03|11/03|Common Stock|4,740  |       |7,260       |D  |            |
                      |        |97   |    | |           |   |/97* |/03  |            |       |       |            |   |            |
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                      |$6.00   |2/26/|M   | |2,940      |D  |12/15|12/15|Common Stock|2,940  |       |114,060     |D  |            |
                      |        |97   |    | |           |   |/98* |/04  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Includes gifts of an aggregate of 1,000 shares to two minor daughters.
* Date options become fully vested. Options vest daily from the date of grant for a 4-year period.
SIGNATURE OF REPORTING PERSON
Cam L. Garner
DATE
3-6-97